SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       __________________________________


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): June 8, 2001

                                   __________


                        CROSS MEDIA MARKETING CORPORATION
             (Exact name of registrant as specified in its charter)



          Delaware                       0-25435                 13-4042921
(State or other jurisdiction of   (Commission file number)    (I.R.S. employer
 incorporation or organization)                              identification no.)




 461 Fifth Avenue, 19th Floor
      New York, New York                                          10017
    (Address of principal                                       (Zip code)
      executive offices)


       Registrant's telephone number, including area code: (212) 457-1200

Item 5.  Other Events.

Series A Convertible Preferred Stock

      We have signed a letter agreement, dated June 8, 2001, with the holder of all of the outstanding shares of our Series A Convertible Preferred Stock. In the letter agreement, we and the holder agreed that if, on the date of any proposed conversion of Series A Preferred Stock prior to December 9, 2001, the closing bid price of our common stock on the American Stock Exchange is less than $1.50 per share, then the conversion price for the Series A Preferred Stock on that date will be $1.50. However, the holder may elect to accelerate the December 9 termination date for this provision to September 9, 2001, by giving us notice of the acceleration on or before August 9, 2001.

      We agreed not to give the holder a notice of redemption for the Series A Preferred Stock prior to August 9, 2001 (or, if earlier, then the date on which the holder notifies us of its election to accelerate the December 9 termination date). If we receive such a notice from the holder, we may then give the holder a notice of redemption specifying a redemption date of September 9 or later. If the holder does not elect, on or before August 9, 2001, to accelerate the December 9 termination date, then we may give a notice of redemption beginning on September 10, 2001, specifying a redemption date of December 9 or later. Our right to redeem the Series A Preferred Stock continues to be subject to the condition that the average of the closing ask prices for our common stock on the American Stock Exchange for the 20 trading days prior to the date we give a notice of redemption is less than $5.00 per share.

      The letter agreement also provides that the holder may convert the Series A Preferred Stock prior to September 9, 2001 (if the holder has accelerated the termination date) or December 9, 2001 (if the holder has not accelerated the termination date) even if we have given a notice of redemption prior to the conversion date.

                                Index to Exhibits

      Exhibit No.       Description
      -----------       -----------

      99.1              Letter Agreement dated as of June 8, 2001

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, Cross Media Marketing Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2001               CROSS MEDIA MARKETING Corporation


                                  By: /s/ Ronald Altbach
                                     --------------------------------------
                                     Name:  Ronald Altbach
                                     Title: Chairman and Chief Executive Officer